Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Organization (Date Organized)

Magma Design Automation, Inc.	DE (04/01/1997)

Magma Services, Inc.	DE (05/17/2004)

Ramble Acquisition LLC*	DE (09/05/2007)

Sabio Labs LLC*	CA (12/20/2007)

Aplus Design Technologies, Inc.*	CA (06/03/2003)

Silicon Correlation, Inc.**	DE (10/14/2003)

Beijing Magma Design Automation Co., Ltd.	China (12/12/2003

Magma Korea, Inc.	South Korea (10/06/2000)

Magma Design Automation B.V.	The Netherlands (4/11/2000)

Magma Design Automation Cayman Ltd.	Cayman Islands (03/23/2005)

Magma Design Automation Corp. (Canada)	Canada (04/24/2001)

Magma Design Automation GmbH	Germany (08/29/99)

Magma Design Automation India Private Limited	India (03/21/2003)

Magma Design Automation Ltd. [U.K.]	United Kingdom (05/12/1999)

Magma Design Automation Ltd. [Israel]	Israel (08/24/1999)

Magma Design Automation SARL	France (04/17/2004)

Magma Design Automation Inc. Taiwan Limited	Taiwan (02/19/2003)

Magma Design Automation, K.K.	Japan (07/22/1999)

MDA Netherlands C.V.	The Netherlands 10/24/05

*	Dissolution proceedings will be initiated.
**	Dissolution proceedings have been initiated.